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Exhibit 5.1

BAKER & HOSTETLER LLP
303 E. 17TH AVENUE
SUITE 1100
DENVER, COLORADO 80203

October 8, 2004

Uranium Resources Inc.
650 South Edmonds, Suite 108
Lewisville, TX 75067

Gentlemen:

        We have acted as counsel for Uranium Resources, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 (the "Act") on Form S-8 of the sale of an additional 13,250,000 shares of the Company's common stock, $0.001 par value (the "Common Stock") issuable pursuant to the terms of the Company's Amended and Restated 1995 Stock Incentive Plan ("Plan"). The Registration Statement on Form S-8 and exhibits thereto filed with the Securities and Exchange Commission under the Act are referred to herein as the "Registration Statement."

        We have examined the Plan, the Restated Certificate of Incorporation of the Company, the Bylaws of the Company, the Minutes of the Board of Directors and Resolutions of Stockholders of the Company, the applicable laws of the State of Delaware and a copy of the Registration Statement.

        Based on such examination, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Company is authorized to issue and to sell the Common Stock; and the Common Stock, when issued, delivered and paid for in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

        We hereby consent (i) to be named in the Registration Statement, and in the Prospectus that constitutes a part thereof, as attorneys passing upon the validity of the issuance of the Common Stock on behalf of the Company, and (ii) to the filing of this Registration Statement.

        This opinion is to be used solely for the purpose of the registration of the Common Stock and may not be used for any other purpose.

Very truly yours,
/s/ BAKER & HOSTETLER LLP

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  Exhibit 5.1